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------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|  Hogan          Patrick             T.     |    Correctional Properties Trust "CPV"       |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |      Director          10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  ----               ---              |
|                                            |    Person, if an Entity |                    |   X  Officer (give     Other (Specify|
|                                            |    (Voluntary)          |       03/99        |  ----         title ---        below)|
|     3300 PGA Boulevard, Suite 430          |                         |                    |               below                  |
|--------------------------------------------|                         |--------------------|       Vice President, CFO,           |
|                (Street)                    |                         | 5. If Amendment,   |        Secretary & Treasurer         |
|                                            |                         |    Date of Original|--------------------------------------|
| Palm Beach Gardens, FL             33410   |                         |    (Month/Year)    |7. Individual or Joint/Group Filing   |
|--------------------------------------------|----------------------------------------------|   (Check applicable line)            |
| (City)           (State)           (Zip)   |                                              |                                      |
|                                            |                                              |     X   Form Filed by One            |
|                                            |                                              |   ----- Reporting Person             |
|                                            |                                              |         Form Filed by More Than      |
|                                            |                                              |   ----- One Reporting Person         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security  |2. Transaction    |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)         |   Date           |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                      |   (Month/Day     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                      |      Year)       |              |                           |    End of Month    |   Direct    |   Benefi-|
|                      |                  |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                      |                  |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                      |                  |Code    V     |    Amount  | A) or| Price |                    |   (I)       |   ship   |
|                      |                  |              |            | D)   |       |                    |   (Instr. 4)|   (Instr.|
|                      |                  |              |            |      |       |                    |             |   4)     |
|----------------------|------------------|--------------|------------|------|-------|--------------------|-------------|----------|
| Common Shares of     |   3/5/99         | P     --     | 1,000 shs. | A    |$15 1/8|     3,000 shs.     |     D       |    N/A   |
|  Beneficial Interest,|                  |              |            |      |       |                    |             |          |
|  par value $.001 per |                  |              |            |      |       |                    |             |          |
|  share               |                  |              |            |      |       |                    |             |          |
|----------------------|------------------|--------------|------------|------|-------|--------------------|-------------|----------|
|                      |                  |              |            |      |       |                    |             |          |
|----------------------|------------------|--------------|------------|------|-------|--------------------|-------------|----------|
|                      |                  |              |            |      |       |                    |             |          |
|----------------------|------------------|--------------|------------|------|-------|--------------------|-------------|----------|
|                      |                  |              |            |      |       |                    |             |          |
|----------------------|------------------|--------------|------------|------|-------|--------------------|-------------|----------|
|                      |                  |              |            |      |       |                    |             |          |
|----------------------|------------------|--------------|------------|------|-------|--------------------|-------------|----------|
|                      |                  |              |            |      |       |                    |             |          |
|----------------------|------------------|--------------|------------|------|-------|--------------------|-------------|----------|
|                      |                  |              |            |      |       |                    |             |          |
|----------------------|------------------|--------------|------------|------|-------|--------------------|-------------|----------|
|                      |                  |              |            |      |       |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v),
Reminder: Report on a Separate line for each class of securities beneficially owned directly or indirectly.

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |  5. Number of  |  6. Date Exer- | 7. Title and Amount  |8. Price    |
|   Security            |     sion or  |   action |   action |    Derivative  |     cisable and|    of Underlying     |    of      |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |    Securities  |     Expiration |    Securities        |   Deriv-   |
|                       |     Price of |   (Month/|   (Instr.|    Acquired (A)|     Date       |   (Instr. 3 and 4)   |   ative    |
|                       |     Deriv-   |   Day/   |   8)     |    or Disposed |    (Month/Day/ |                      |   Secur-   |
|                       |              |   Year)  |          |    4, and 5)   |     Year       |                      |   ity      |
|                       |              |          |          |                |----------------|--------------------- |  (Instr. 5)|
|                       |              |          |          |                | Date   |Expira-|          | Amount or |            |
|                       |              |          |----------|----------------| Exer-  |tion   |  Title   | Number of |            |
|                       |              |          | Code| V  |   (A)  |  (D)  | cisable|Date   |          | Shares    |            |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|----------|-----------|------------|
| Options               | $20/share    |    (1)   |  -- | -- |   --   |  --   |  (1)   |4/28/08|Common    |10,000 shs.|     --     |
|                       |              |          |     |    |        |       |        |       |Shares of |           |            |
|                       |              |          |     |    |        |       |        |       |Beneficial|           |            |
|                       |              |          |     |    |        |       |        |       |Interest  |           |            |
|                       |              |          |     |    |        |       |        |       |          |           |            |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|----------|-----------|------------|
| Options               | $17 5/16 sh. |    --    |  -- | -- |   --   |  --   |  (2)   |1/21/09|          |15,000 shs.|     --     |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|----------|-----------|------------|
|                       |              |          |     |    |        |       |        |       |          |           |            |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|----------|-----------|------------|
|                       |              |          |     |    |        |       |        |       |          |           |            |
|----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|   10,000            |              D                |        -NA-          |
|---------------------|-------------------------------|----------------------|
|   15,000            |              D                |        -NA-          |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses: (1) Those options were granted on April 28, 1998 and vest in four equal annual installments which began
                              on such date.
                          (2) These options were granted on January 21, 1999 and
                              vest in four equal annual installments which began
                              on such date.

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Patrick T. Hogan           4/9/99
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             -------------------------------    -------
                                                                                          **Signature of Reporting Person     Date
                                                                                            Patrick T. Hogan

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.


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